Exhibit 26 (h)i. g. 1. a.

FORM OF FIRST AMENDMENT

TO

AMENDED AND RESTATED

PARTICIPATION AGREEMENT

This AMENDMENT (this “Amendment”) is made and entered into as of the 22nd day of May, 2017 by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (the “Company”), an Massachusetts corporation; FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”), a Massachusetts corporation; and each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III, VARIABLE INSURANCE PRODUCTS FUND IV and VARIABLE INSURANCE PRODUCTS V, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each, a “Fund”)

WHEREAS, the Company, on its own behalf and on behalf of each Account, the Underwriter and the Fund are parties to an Amended and Restated Participation Agreement dated as of My 22, 2017 (the “Agreement”);

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, capitalized terms used, but not defined, in this Amendment have the meanings assigned to such terms in the Agreement.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Section 1.1 is hereby deleted in its entirety and replaced with the following:

1.1.	“The Underwriter agrees to sell to the Company those shares of the Fund which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for Fund Shares for each Account received by the Company prior to the close of Trading on such Business Day (the “Trade Date”). For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:00 a.m. Eastern Standard time on the next following Business Day. The Company shall communicate to the Fund or its designee by email or facsimile or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day. With respect to redemption orders placed by the Company by 9:00 a.m. Eastern Standard Time on the first Business Day following the Trade Date, the Fund or its designee will pay by wire transfer to the Company proceeds of

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such redemption no later than the close of the Fedwire System on the next Business Day following the Trade Date. Payment shall be in federal funds transmitted by wire transfer to the Account’s settling bank as designated by the Company. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

2.	Section 1.7 is hereby deleted its entirety and replaced with the following:

“1.7. The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire and paid no later than the close of the Fedwire System on the Business Day following the Trade Date. For purpose of Section 2.10 and 2.11, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

The Underwriter agrees to make available to Company (via email or by a third party service such as DST Vision), by 2:00 p.m. Eastern Standard Time on each Business Day, the total number of Fund Shares held by each Account as of the close of the immediately preceding Business Day. ”

3.	Section 1.9 of the Agreement is hereby amended by adding the following sentence at the end:

“The Fund shall make payment for such Shares in accordance with Section 1.1 and 1.7, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).”

4.	The following is hereby added at the end of the first sentence of Section 1.11:

“Accordingly, Underwriter and Company have entered into a Rule 22c-2 ‘shareholder information agreement” dated April 5, 2007.”

5.        Section 1.12 is hereby deleted in its entirety and replaced with the following:

“Company shall comply with economic, trade and financial sanctions resolutions, laws and regulations of the United States, including those administered and/or enforced by the Office of Foreign Assets Control (“OFAC”), United Nations and other applicable jurisdictions (“Sanctions Laws”). Insurer shall maintain policies, systems and controls to ensure that its Contract owners (i) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”), (ii) do not conduct business with, or derive revenue from anyone on

Sanctions Lists, and (iii) are not located, organized or doing business in a country or territory that is, or whose government is, the target of countrywide sanctions under any Sanctions Laws. Company agrees that

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Contract owner funds shall not be directly or indirectly derived from, and shall not be distributed to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. Company will promptly inform Fund in writing if any of its Contract owners invested in Fund shares are identified on any Sanctions Lists. Company shall have an anti-money laundering program in place to comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and/or other global legislation, where applicable. Company shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity. In addition, Company shall have a designated anti-money laundering compliance officer, and Company shall provide anti-money laundering training to its staff on an annual basis. Finally, Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. Company and Fund will promptly inform each other in writing if Company becomes aware of any violations of anti-money laundering laws by it or any of its Contract owners or if Company or Fund is otherwise unable to comply with its obligations under this Section 1.12. Company also agrees to provide Fund with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Fund and its underwriter to fulfill their obligations under applicable Sanctions Laws and the USA PATRIOT ACT (including maintaining records for at least five years).”

6.	The following sentence is hereby added at the end of Section 3.1:

The Company and Underwriter agree that the utilization of the Fund’s summary prospectus will be in accordance with the Summary Prospectus Agreement between the Company and Underwriter effective May 1, 2011.

7.	All references in Sections 4.1 and 4.3 to “fifteen” shall be replaced with “five”.

8.	Section 12.9 (e) is hereby deleted in its entirety and replaced with the following:

any other report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them on the books of the Company, as soon as practical after the receipt thereof, but nothing in this subsection (e) shall require the company to disclose any information not otherwise available to the public.

9.      This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.    If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Amendment shall not be affected thereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /S/ Tina M. Wilson
Name: Tina Wilson
Its: Senior Vice President

VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II
VARIABLE INSURANCE PRODUCTS FUND III
VARIABLE INSURANCE PRODUCTS FUND IV, and
VARIABLE INSURANCE PRODUCTS V

By:
Name: Colm Hogan
Their: Deputy Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:
Name: Robert Bachman
Title: Executive Vice President
Date:

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